Exhibit 4.2

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [    ], 2020, by and among Haymaker Acquisition Corp. II, a Delaware corporation (the “Company”), ARKO Corp., a Delaware corporation (“Parentco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of June 6, 2019, and filed with the United States Securities and Exchange Commission on June 12, 2019 (the “Existing Warrant Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 5,550,000 Sponsor Private Placement Warrants to the Sponsor, the Sponsor forfeited 2,000,000 Sponsor Private Placement Warrants to the Company as of the closing of the Business Combination Agreement (defined below), and therefore 3,550,000 Sponsor Private Placement Warrants issued to the Sponsor will remain as of the closing of the Business Combination Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 383,333 and 66,667 Cantor and Stifel Private Placement Warrants to Cantor Fitzgerald & Co. and Stifel, Nicolaus & Company, Incorporated, respectively;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 13,333,333 Public Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on September 8, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Parentco, Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the Laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (“ARKO”);

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, (a) Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Parentco, and, as a result of the First Merger, among other things, all shares of Common Stock shall be converted into the right to receive shares of common stock of Parentco (“Parentco Common Stock”) and (b) immediately following the First Merger, Merger Sub II will merge with and into ARKO (the “Second Merger” and collectively with the First Merger, the “Mergers”) with ARKO surviving the Second Merger as a wholly-owned subsidiary of Parentco;

WHEREAS, upon consummation of the First Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of Parentco Common Stock;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Mergers, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Parentco and Parentco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders (a) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders and (b) to provide for the delivery of Alternative Issuance.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.    Assignment and Assumption; Consent.

1.1    Assignment and Assumption. The Company hereby assigns to Parentco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the First Effective Time (as defined in the Business Combination Agreement). Parentco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Effective Time.

1.2    Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Parentco pursuant to Section 1.1 hereof effective as of the First Effective Time, and the assumption of the Existing Warrant Agreement by Parentco from the Company pursuant to Section 1.1 hereof effective as of the First Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.    Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the First Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

2.1    Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Haymaker Acquisition Corp. II, a Delaware corporation” and replacing it with “ARKO Corp., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to ARKO Corp. rather than Haymaker Acquisition Corp. II.

2.2    Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on June 6, 2019, Haymaker Acquisition Corp. II (“Haymaker”) entered into that certain Private Placement Warrants Purchase Agreement, with Haymaker Sponsor II, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,550,000 warrants simultaneously with the closing of the Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Sponsor Private Placement Warrants”) at a purchase price of $1.50 per Sponsor Private Placement Warrant; and

WHEREAS, on [    ], 2020, the Sponsor forfeited 2,000,000 Sponsor Private Placement Warrants to Haymaker for no consideration; and

WHEREAS, on June 6, 2019, Haymaker entered into that certain Private Placement Warrants Purchase Agreement with Cantor Fitzgerald & Co., the underwriter of the Offering (“Cantor”) and Stifel, Nicolaus & Company, Incorporated, Haymaker’s advisor (“Stifel”), pursuant to which Cantor and Stifel agreed to purchase 383,333 and 66,667 warrants, respectively, simultaneously with the closing of the Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Cantor and Stifel Private Placement Warrants” and collectively with the Sponsor Private Placement Warrants, the “Private Placement Warrants”) at a purchase price of $1.50 per Cantor and Stifel Private Placement Warrant; and

WHEREAS, on June 11, 2019, Haymaker consummated its initial public offering (“Offering”) of 40,000,000 units (the “Units”), with each Unit consisting of one share of Class A common stock of Haymaker, par value $0.0001 per share (“Haymaker Common Stock”), and one-third of one warrant, where each warrant entitles the holder to purchase one share of Haymaker Common Stock at a price of $11.50 per share (the “Public Warrants” and together with the Private Placement Warrants, the “Haymaker Warrants”); and

WHEREAS, Haymaker has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, Nos. 333-231617 and 333-231998 (collectively, the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the Units, the Public Warrants and the Haymaker Common Stock included in the Units; and

WHEREAS, Haymaker, the Company, ARKO Holdings Ltd., a company organized under the laws of the State of Israel (“ARKO”), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), and Punch Sub Ltd., a company organized under the laws of the state of Israel (“Merger Sub II”), are parties to that certain Business Combination Agreement, dated as of September 8, 2020 (the “Business Combination Agreement”), which, among other things, provides for (a) the merger of Merger Sub I with and into Haymaker with Haymaker surviving such merger as a wholly-owned subsidiary of the Company (the “First Merger”), and, as a result of the First Merger, among other things, all shares of Haymaker Common Stock shall be converted into the right to receive shares of common stock of the Company (“Company Common Stock”) and (b) the merger of Merger Sub II with and into ARKO with ARKO surviving such merger as a wholly-owned subsidiary of the Company (the “Second Merger”); and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, on [    ], 2020, the Company, Haymaker and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Haymaker assigned this Agreement to the Company and the Company assumed this Agreement from Haymaker; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the First Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Haymaker Warrants will no longer be exercisable for shares of Haymaker Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for shares of Company Common Stock (each a “Warrant” and collectively with the Post-IPO Warrants (as defined below), the “Warrants”); and

WHEREAS, following consummation of the transactions contemplated by the Business Combination Agreement, the Company may issue additional warrants (the “Post-IPO Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3    Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.4    Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants to the extent then held by the original purchasers thereof or their Permitted Transferees, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.5    Deletion of Section 2.7. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with “[Reserved]”. All references in the Existing Warrant Agreement to “Working Capital Warrants” are hereby deleted.

3.    Miscellaneous Provisions.

3.1    Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2    Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

3.3    Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.4    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

3.5    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.6    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.8    Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

HAYMAKER ACQUISITION CORP. II

By:
Name:
Title:

ARKO CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]